Exhibit 99.2

Unaudited pro forma financial data

The following unaudited pro forma condensed consolidated statement of operations of Chaparral Energy, Inc. for the fiscal year ended December 31, 2005 gives effect to the following transactions:

•	our 2005 acquisition of the limited partnership interest in CEI Bristol, including hedge settlement costs;

•	the issuance of $325.0 million aggregate principal amount of 8 1/2% Senior Notes on December 1, 2005 and the application of the net proceeds therefrom;

•	the application of the $100.9 million in net proceeds received from our private equity sale to Chesapeake Energy Corporation on September 29, 2006 to pay down amounts outstanding under our Credit Agreement; and

•	our 2006 acquisition of all of the outstanding capital stock of Calumet Oil Company, all of the limited partnership interests of JMG Oil & Gas, LP and all of the membership interests of J.M. Graves L.L.C., including our borrowing of approximately $507.5 million under our restated credit agreement on October 31, 2006 for the acquisition.

The following unaudited pro forma condensed financial information as of and for the nine months ended September 30, 2006 gives effect to the following transactions:

•	the application of the $100.9 million in net proceeds received from our private equity sale to Chesapeake Energy Corporation on September 29, 2006 to pay down amounts outstanding under our Credit Agreement; and

•	our 2006 acquisition of all of the outstanding capital stock of Calumet Oil Company, all of the limited partnership interests of JMG Oil & Gas, LP and all of the membership interests of J.M. Graves L.L.C., including our borrowing of approximately $507.5 million under our restated credit agreement on October 31, 2006 for the acquisition.

The following unaudited pro forma financial information and explanatory notes assume the pro forma transactions described above all occurred on January 1, 2005.

The unaudited pro forma combined financial information shows the impact of the acquisition of the limited partners’ interest in CEI Bristol, all of the outstanding capital stock of Calumet Oil Company, all of the limited partnership interests of JMG Oil & Gas, LP and all of the membership interests of J.M. Graves L.L.C. under the purchase method of accounting. The unaudited pro forma financial information combines the historical financial information of Chaparral, CEI Bristol and Calumet for the year ended December 31, 2005 and of Chaparral and Calumet as of and for the nine months ended September 30, 2006.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the pro forma combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded.

Chaparral Energy, Inc. and subsidiaries

Unaudited pro forma condensed balance sheet

as of September 30, 2006

(Dollars in thousands)	Chaparral historical	Calumet historical	Adjustments (Note 2)		Pro forma

Assets
Current Assets:
Cash and cash equivalents	$102,725	$19,497	$(114,415	)(a)	$7,807
Short-term investments	—	30,170	(30,170	)(a)	—
Accounts receivable, net	44,875	7,983	—		52,858
Other current assets	24,948	1,659	8,633	(a)	35,240

Total current assets	172,548	59,309	(135,952)		95,905
Property and equipment, at cost, net	25,343	2,278	2,439	(a)	30,060
Oil & gas properties, net	655,570	68,598	424,513	(a)	1,148,681
Other assets	19,748	1,446	7,500	(b)	28,694

	$873,209	$131,631	$298,500		$1,303,340

Liabilities and stockholders’ equity/partners’ capital
Current liabilities	$91,892	$9,275	—		$101,167
Long-term debt and capital leases, less current maturities	211,587	—	$507,500	(c)
			(100,918	)(a)	618,169
8 1/2% Senior Notes due 2015	325,000	—	—		325,000
Other long-term liabilities	21,484	14,274	—		35,758
Deferred income taxes	50,337	—	—		50,337
Stockholders’ equity/partners’ capital:
Common stock	9	40	(40	)(d)	9
Additional paid in capital	100,918	66	(66	)(d)	100,918
Retained earnings	80,394	101,748	(101,748	)(d)	80,394
Partners’ capital	—	6,228	(6,228	)(d)	—
Accumulated other comprehensive loss, net of income taxes	(8,412)	—	—		(8,412)

	172,909	108,082	(108,082)		172,909

	$873,209	$131,631	$298,500		$1,303,340

The accompanying notes are an integral part of these statements.

Chaparral Energy, Inc. and subsidiaries

Unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2006

(Dollars in thousands)	Chaparral historical	Calumet historical	Adjustments (Note 2)		Pro forma

Revenues
Oil and gas sales	$181,892	$82,130	—		$264,022
Loss on oil and gas hedging activities	(5,412)	—	—		(5,412)

Total revenues	176,480	82,130	—		258,610

Costs and expenses
Lease operating	46,951	23,719	—		70,670
Production tax	13,869	6,266	—		20,135
Dry hole and abandonment	—	129	$(129	)(f)	—
Depreciation, depletion and amortization	35,163	3,259	12,938	(g)	51,360
Impairment of long-lived assets	—	996	(996	)(h)	—
General and administrative	9,660	1,819	—		11,479

Total costs and expenses	105,643	36,188	11,813		153,644

Operating income	70,837	45,942	(11,813)		104,966

Non-operating income (expense)
Interest expense	(28,993)	—	(22,675	)(i)	(51,668)
Non-hedge derivative losses	(4,634)	(7,544)	—		(12,178)
Other income	556	2,118	(420	)(j)	2,254

Net non-operating income (expense)	(33,071)	(5,426)	(23,095)		(61,592)

Income before income taxes and minority interest	37,766	40,516	(34,908)		43,374
Income tax expense	14,520	—	2,156	(k)	16,676
Minority interest	(71)	—	—		(71)

Net income	$23,317	$40,516	$(37,064)		$26,769

Net income per share—basic and diluted	$30.06				$30.52

Weighted average number of shares used in calculation of basic and diluted earnings per share	775,747				877,000

The accompanying notes are an integral part of these statements.

Chaparral Energy, Inc. and subsidiaries

Unaudited pro forma condensed consolidated statement of

operations for the year ended December 31, 2005

(Dollars in thousands)	Chaparral historical	CEI Bristol historical	Calumet historical	Adjustments (Note 2)		Pro forma

Revenues
Oil and gas sales	$201,410	$29,773	$98,320	—		$329,503
Loss on oil and gas hedging activities	(68,324)	(12,836)	—	—		(81,160)

Total revenues	133,086	16,937	98,320	—		248,343

Costs and expenses
Lease operating	42,147	6,867	31,020	$(693	)(e)	79,341
Production tax	14,626	2,458	6,932	—		24,016
Dry hole and abandonment	—	—	138	(138	)(f)	—
Depreciation, depletion and amortization	31,423	4,818	4,225	19,756	(g)	60,222
General and administrative	9,808	196	3,165	693	(e)	13,862

Total costs and expenses	98,004	14,339	45,480	19,618		177,441

Operating income	35,082	2,598	52,840	(19,618)		70,902

Non-operating income (expense)
Interest expense	(15,588)	—	—	(41,741	)(i)	(57,329)
Non-hedge derivative gains	—	—	2,402	—		2,402
Other income	665	20	1,036	(4	)(j)	1,717

Net non-operating income (expense)	(14,923)	20	3,438	(41,745)		(53,210)

Income before income taxes	20,159	2,618	56,278	(61,363)		17,692
Income tax expense	7,309	—	—	(894	)(k)	6,415

Net income	$12,850	$2,618	$56,278	$(60,469)		$11,277

Net income per share—basic and diluted	$16.58					$12.86

Weighted average number of shares used in calculation of basic and diluted earnings per share	775,000					877,000

The accompanying notes are an integral part of these statements.

Notes to unaudited pro forma condensed

consolidated statements of operations

Note 1: Basis of presentation

The accompanying unaudited pro forma statement of operations of Chaparral Energy Inc. (“Chaparral” or the “Company”) for the year ended December 31, 2005 has been prepared to give effect to the 8 1/2% Senior Notes issued December 1, 2005, the application of the net proceeds from our private equity sale, and the acquisition of CEI Bristol Acquisition, L.P. (“CEI Bristol”) and Calumet Oil Company and subsidiary and JMG Oil & Gas, LP (collectively, “Calumet”), including the increased borrowing under Chaparral’s restated credit agreement, as if the transactions occurred on January 1, 2005.

The accompanying unaudited pro forma balance sheet and statement of operations as of and for the nine months ended September 30, 2006 have been prepared to give effect to the application of the net proceeds from our private equity sale and the acquisition of Calumet, including the increased borrowing under the restated credit agreement.

Chaparral uses the full cost method of accounting for its oil and gas producing activities while CEI Bristol and Calumet used the successful efforts method of accounting. Adjustments have been made to present the pro forma statement of operations on the full cost method of accounting for oil and gas operations.

All intercompany balances and transactions have been eliminated.

Note 2: Pro forma adjustments (Dollars in thousands)

The unaudited pro forma balance sheet includes the following adjustments:

(a)	Represents the adjustments for the application of $100,918 in net equity proceeds to pay down Chaparral’s restated credit agreement and the acquisition of Calumet under the purchase method of accounting. Short-term investments were not acquired by the Company. Assumes the acquisition had been consummated on September 30, 2006 for a purchase price of $500,000. The total estimated purchase price was allocated as follows:

Allocation of purchase price:
Cash and cash equivalents(1)	$6,000
Other current assets(2)	18,275
Property and equipment	4,717
Oil and gas properties	493,111
Other long term assets	1,446
Current liabilities	(9,275)
Other long term liabilities	(14,274)

Total Purchase Price	$500,000

(1)	The adjustment to cash and cash equivalents constitutes the $100,918 in net equity proceeds plus the $19,497 Calumet historical cash and cash equivalents minus the $6,000 purchase price allocation.
(2)	The $8,633 adjustment constitutes the purchase price allocation to other current assets. The adjustment constitutes this $18,275 minus Calumet historical accounts receivable, net, and other current assets.

The purchase price allocation is based on a preliminary assessment of the fair value of the assets acquired and liabilities assumed from Calumet. The purchase price is tentative pending the results of final valuations of assets acquired and final evaluation of all liabilities assumed as of the acquisition date.

The preliminary assessment of the fair value of oil and gas properties were based on projections of expected future net cash flows, discounted to present value. The preliminary assessment of property and equipment is based on market value. Other assets and current liabilities were recorded at their historical book values which the Company believes represents the best current estimate of fair value. The other long-term liabilities assumed include certain amounts associated with derivative contracts, which the Company believes represents fair value and asset retirement obligations, which are estimated by management. These and other preliminary estimates are subject to change as additional information becomes available and is assessed by the Company. Therefore, the actual adjustments may differ from the pro forma adjustments and the differences may be material.

(b)	Represents the $7,500 of deferred financing costs incurred in connection with the restated credit agreement.

(c)	Represents the additional borrowings under Chaparral’s restated credit agreement incurred in conjunction with the Calumet acquisition.

(d)	Represents the elimination of Calumet’s historical stockholders’ equity and partners’ capital.

The unaudited pro forma statements of operations include the following adjustments:

(e)	Represents the elimination of joint operating overhead reimbursements historically charged to CEI Bristol by Chaparral.

(f)	Represents the adjustment in capitalization of dry hole and abandonment of oil and gas properties of Calumet in conjunction with the adjustment from successful efforts to full cost.

(g)	Represents the adjustment of depletion, depreciation and amortization of oil and gas properties related to the allocation of additional basis of oil and gas properties associated with the purchase price allocation and change in accounting for depletion, depreciation and amortization for CEI Bristol and Calumet from successful efforts to full cost.

(h)	Represents the elimination of impairment of oil and gas properties due to change in accounting for impairment for Calumet from successful efforts to a full cost ceiling test.

(i)	Represents the adjustment to historical interest expense for the 8 1/2% Senior Notes issued December 1, 2005, and the increase of outstanding borrowings under Chaparral’s restated credit agreement done in conjunction with the Calumet acquisition, as presented in the following table:

(Dollars in thousands)	Year ended December 31, 2005	Nine months ended September 30, 2006

Historical interest expense	$15,588	$28,993
Interest expense resulting from the issuance of the 8 1/2% Senior Notes, due 2015	25,323	—
Reduction in interest expense of the revolving credit agreement from the application of proceeds from the private equity sale	(5,222)	(5,279)
Interest expense resulting from additional credit agreement borrowings for the Calumet acquisition	18,923	26,548
Amortization of $9,185 deferred financing costs related to the 8 1/2% Senior Notes, due 2015	842	—
Amortization of the $7,500 deferred financing costs related to the restated credit agreement	1,875	1,406

Total pro forma interest expense	$57,329	$51,668

A 0.125% change in interest rates on our total pro forma debt would change the total amount of interest expense by $1.2 million for the year ended December 31, 2005 and by $0.9 million for the nine months ended September 30, 2006.

(j)	Elimination of CEI Bristol’s and Calumet’s gain on sale of oil and gas properties as required by the full-cost method of accounting. Also includes the elimination of the 1% general partners interest of equity in earnings of CEI Bristol historically included in Chaparral’s income statement.

(k)	Adjustments to record the income tax impact of the inclusion of CEI Bristol’s and Calumet’s results of operations and the pro forma adjustments at the statutory rate in effect.

Note 3: Unaudited supplemental pro forma combined information related to oil and gas activities

The following unaudited supplemental pro forma combined information for oil and gas producing activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

Pro forma combined reserve quantity information

The following table sets forth the changes in net reserve quantities of oil and gas reserves for Chaparral, Calumet and on a pro forma combined basis for the year ended December 31, 2005.

	Chaparral historical			Calumet historical			Pro forma
	Oil (Mbbls)	Gas (MMcf)	Total (Mmcfe)	Oil (Mbbls)	Gas (MMcf)	Total (Mmcfe)	Oil (Mbbls)	Gas (MMcf)	Total (Mmcfe)

Balance at December 31, 2004	28,585	263,620	435,130	49,332	13,143	309,135	77,917	276,763	744,265
Purchase of minerals in place	7,399	128,782	173,176	—	—	—	7,399	128,782	173,176
Sales of minerals in place	(45)	(97)	(367)	—	—	—	(45)	(97)	(367)
Extensions and discoveries	569	19,117	22,531	—	—	—	569	19,117	22,531
Revisions	(1,975)	4,334	(7,516)	13,657	2,072	84,014	11,682	6,406	76,498
Improved recoveries	829	15,288	20,262	—	—	—	829	15,288	20,262
Production	(1,449)	(16,660)	(25,354)	(1,618)	(1,139)	(10,847)	(3,067)	(17,799)	(36,201)

Balance at December 31, 2005	33,913	414,384	617,862	61,371	14,076	382,302	95,284	428,460	1,000,164

Proved developed reserves:
December 31, 2005	23,762	283,173	425,745	31,893	14,076	205,434	55,655	297,249	631,179